SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.  )

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Lafarge North America Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 6, 2003

      The 2003 annual meeting of stockholders of Lafarge North America Inc. will be held at The Ritz-Carlton Hotel, 1700 Tysons Boulevard, McLean, Virginia, on Tuesday, May 6, 2003, beginning at 9:00 a.m. local time. At the meeting, the holders of the Company’s Common Stock and the holders of the Exchangeable Preference Shares of our subsidiary, Lafarge Canada Inc.—through an agreement with Computershare Trust Company of Canada whereby it votes the Company’s Voting Stock as instructed by holders of Exchangeable Preference Shares—will act on the following matters:

           (1) Election of directors for the ensuing year; and

           (2) Any other matters that properly come before the meeting.

      Holders of record of the Company’s Common Stock and of the Exchangeable Preference Shares of our subsidiary, Lafarge Canada Inc., at the close of business on March 12, 2003 are entitled to vote, or in the case of the Exchangeable Preference Shares, to direct the vote of the Company’s Voting Stock, at the meeting or any postponements or adjournments of the meeting.

      Please submit your proxy, or in the case of the Exchangeable Preference Shares your instructions to the Computershare Trust Company of Canada, as soon as possible so that your shares can be voted at the meeting in accordance with your instructions.

By Order of the Board of Directors

L. PHILIP MCCLENDON
Senior Vice President - General Counsel and Secretary

March 28, 2003

TABLE OF CONTENTS

ABOUT THE MEETING	1
Why am I receiving these materials?	1
What information is contained in these materials?	1
What proposals will be voted on at the meeting?	1
What is Lafarge North America’s voting recommendation?	1
What is the record date and how many shares were outstanding on the record date?	1
What constitutes a quorum?	1
What shares owned by me can be voted?	2
How do I vote?	2
Can I change my vote?	2
What vote is required to approve each item?	2
How will abstentions and broker non-votes affect the election of directors at the meeting?	3
What does it mean if I receive more than one proxy or voting instruction card?	3
Where can I find the voting results of the meeting?	3
STOCK OWNERSHIP	4
Who are the largest owners of the Company’s stock?	4
How much stock do the Company’s directors and executive officers own?	5
How much stock is authorized for issuance under equity compensation plans?	6
ELECTION OF DIRECTORS	7
Who are the nominees standing for election as directors?	7
How are directors compensated?	9
What committees has the Board established?	10
Other Information	11
Section 16(a) Beneficial Ownership Reporting Compliance	11
EXECUTIVE COMPENSATION	12
Report on Executive Compensation	12
Compensation Committee Interlocks and Insider Participation	14
Summary Compensation Table	15
Option Exercises and Year-End Values	16
Option Grants	16
Performance Graph	17
U.S. Retirement Plans	17
Canadian Retirement Plans	18
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	20
Indebtedness of Management	20
Transactions with Management and Others	20
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	22
Independent Auditors	24
OTHER MATTERS	25
Are other matters to be considered at the annual meeting?	25
When must stockholder proposals for the 2004 annual meeting be submitted?	25
Who will bear the cost of soliciting proxies for the annual meeting?	25
How do I obtain a copy of the Company’s Form 10-K Annual Report?	25
APPENDIX I — LAFARGE NORTH AMERICA INC. AUDIT COMMITTEE CHARTER
APPENDIX II — TORONTO STOCK EXCHANGE (TSE) GUIDELINES

i

12950 Worldgate Drive, Suite 500

Herndon, Virginia 20170

Proxy Statement

      This proxy statement contains information relating to the annual meeting of stockholders of Lafarge North America Inc. to be held at The Ritz-Carlton Hotel, 1700 Tysons Boulevard, McLean, Virginia on Tuesday, May 6, 2003 beginning at 9:00 a.m. local time, and at any postponements or adjournments thereof.

ABOUT THE MEETING

Why am I receiving these materials?

      The Board of Directors of Lafarge North America is providing these proxy materials to you in connection with Lafarge North America’s annual meeting of stockholders scheduled for 9:00 a.m., May 6, 2003 at The Ritz-Carlton Hotel, 1700 Tysons Boulevard, McLean, Virginia. You are invited to attend the meeting and are requested to vote on the proposals described in this proxy statement.

What information is contained in these materials?

      This proxy statement contains information relating to the proposals to be voted on at the meeting, the voting process, the compensation of our directors and our most highly paid officers, and certain other required information.

What proposals will be voted on at the meeting?

      Stockholders are scheduled to vote at the meeting only with respect to the election of directors for the ensuing year.

What is Lafarge North America’s voting recommendation?

      Our board of directors recommends that you vote “FOR” all of the nominees to the board.

What is the record date and how many shares were outstanding on the record date?

      The record date for the annual meeting is March 12, 2003. At the close of business on the record date, there were 68,934,588 shares of Common Stock, par value $1.00 per share, and 4,228,339 Exchangeable Preference Shares of our subsidiary, Lafarge Canada Inc. outstanding.

What constitutes a quorum?

      The presence at the meeting in person or by proxy of the holders of a majority of the combined total of the Company’s Common Stock and the Exchangeable Preference Shares of our subsidiary, Lafarge Canada Inc. (through instructions to the Computershare Trust Company of Canada as to how to vote the Company’s Voting Stock) outstanding on the record date will constitute a quorum. Broker non-votes and shares represented by proxies received but marked as abstentions will be counted as present for purposes of determining the quorum.

What shares owned by me can be voted?

      You may vote all of the Company’s Common Stock and Exchangeable Preference Shares of our subsidiary, Lafarge Canada Inc., owned by you as of the record date, March 12, 2003.

How do I vote?

      Common Stock Held Directly by You. If you complete and properly sign and return the accompanying proxy card, it will be voted as you direct. If you have access to the Internet and desire to do so, you may submit your proxy over the Internet by following the “Vote by Internet” instructions on the proxy card. If you live in the United States or Canada, you may submit your proxy over the phone by following the “Vote by Phone” instructions on the proxy card. You may also attend the meeting and deliver your proxy card in person or otherwise vote in person at the meeting. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy so that your vote will be counted if you later decide not to attend the meeting.

      Common Stock Held in a Broker’s Account or by a Nominee (i.e., held in “street name”). You may vote shares of Common Stock held by your broker or other nominee by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to the voting instruction card included by your broker or nominee for specific instructions on how to submit your vote. You may not vote these shares in person at the meeting.

      Exchangeable Preference Shares. Holders of Exchangeable Preference Shares are entitled to direct how the Company’s Voting Stock is to be voted at the annual meeting. We have deposited shares of our Voting Stock with the Computershare Trust Company of Canada under an arrangement whereby Computershare Trust is to vote those shares as directed by holders of Exchangeable Preference Shares. Under this arrangement, each holder of Exchangeable Preference Shares (other than Lafarge North America Inc. and Lafarge Canada Inc.) may instruct Computershare Trust how to vote one share of Voting Stock for each Exchangeable Preference Share held. You must direct Computershare Trust Company how to vote no later than May 2, 2003. Please refer to the instruction card included by Computershare Trust for specific instructions on how to direct your vote. You may also attend the meeting and vote in person one share of voting stock for each Exchangeable Preference Share owned by you.

      Anyone acquiring Exchangeable Preference Shares after the close of business on the record date, March 12, 2003, may instruct the Computershare Trust Company of Canada to vote the underlying Voting Stock on his or her behalf even though he or she did not hold the Exchangeable Preference Shares on the record date. To do so, he or she must notify Computershare Trust in writing no later than April 21, 2003 either (i) how Computershare Trust should vote the underlying Voting Stock or (ii) that the holder of the Exchangeable Preference Shares will attend the annual meeting and vote those shares in person. Computershare Trust must also receive at its offices in Montreal, Quebec no later than April 28, 2003 properly endorsed certificates for those shares or other evidence satisfactory to Computershare Trust that ownership of the Exchangeable Preference Shares has transferred.

Can I change my vote?

      Holders of Common Stock may change their vote at any time prior to the vote at the annual meeting. To change your vote for shares held directly in your name, you may either grant a new proxy or attend the annual meeting and vote in person. If you attend the meeting but do not inform us that you wish to change your vote, your proxy will be voted as previously directed. To change your vote for shares you beneficially own, you must submit new voting instructions to your broker or nominee. To change your vote for Exchangeable Preference Shares, you must write to the Computershare Trust Company of Canada before it has acted upon your prior instructions.

What vote is required to approve each item?

      Election of Directors. The affirmative vote of a plurality of the votes cast at the annual meeting either in person or by proxy is required for the election of directors.

How will abstentions and broker non-votes affect the election of directors at the meeting?

      Abstentions and broker non-votes will not be counted as votes cast with respect to the election of directors and, therefore, will have no effect on the result of such vote.

What does it mean if I receive more than one proxy or voting instruction card?

      If you receive more than one proxy card, your shares are registered under different names or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Where can I find the voting results of the meeting?

      We will announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the first quarter of fiscal 2003.

STOCK OWNERSHIP

Who are the largest owners of the Company’s stock?

      The table below shows all stockholders known to the Company to beneficially own (under the rules of the SEC) as of March 12, 2003 more than 5% of the Company’s Common Stock.

	Amount and Nature
	of Beneficial
Name and Address of Beneficial Owner	Ownership	Percent of Class(1)

Lafarge S.A.	39,130,786(2)	53.5%
61, rue des Belles Feuilles 75116 Paris France
FMR Corp.	7,169,821(3)	9.8%
82 Devonshire Street Boston, Massachusetts 02109

(1)	Calculated based on the number of shares of Common Stock plus the number of Exchangeable Preference Shares outstanding. Holders of Exchangeable Preference Shares (other than the Company and Lafarge Canada Inc.) have voting rights in the Company through a trust holding shares of the Company’s Voting Stock.

(2)	Includes 38,642,266 shares of Common Stock and 488,520 Exchangeable Preferences Shares of our subsidiary, Lafarge Canada Inc., held by Lafarge S.A. either directly or through its beneficial interests in Lafarge (U.S.) Holdings and Paris-Zurich Holdings (both New York trusts) and Cementia Holdings A.G., a Swiss corporation and majority-owned subsidiary of Lafarge S.A.

(3)	Based solely on Schedule 13G/ A dated February 14, 2003 filed by FMR Corp. with the U.S. Securities and Exchange Commission. The Schedule 13G/ A reports beneficial ownership by FMR Corp. of 7,169,821 shares of Common Stock, with sole power to dispose or direct the disposition of all such shares and sole power to vote (or direct the vote of) 3,487 of such shares. The Schedule 13G/ A also reports that the interest of Fidelity Low Priced Stock Fund, an investment company registered under the Investment Company Act of 1940, in the shares of Common Stock beneficially owned by FMR Corp. amounted to 6,833,888 shares.

      The Company and its parent, Lafarge S.A., are parties to an Option Agreement dated November 1, 1993 and amended as of May 2, 2000. This agreement, as amended, is intended to enable Lafarge S.A. to maintain its existing margin of voting control. Through this agreement, as amended, Lafarge S.A. has the right until October 31, 2003 to purchase voting securities from the Company whenever the Company issues voting securities. The agreement and related amendment were approved by the Company’s independent directors (i.e., those directors with no affiliation with Lafarge S.A.) based upon the business advantages to the Company which result from Lafarge S.A.’s majority ownership of the Company. Lafarge S.A. is a public company whose voting securities are traded on various European securities exchanges as well as the New York Stock Exchange. Through its worldwide interests, Lafarge S.A. is principally engaged in the manufacture and sale of cement, concrete, aggregates, gypsum products and roofing products. The Company understands that Lafarge S.A. presently intends to maintain its position as majority owner of the Company.

How much stock do the Company’s directors and executive officers own?

      The table below shows the number of shares of the Company’s Common Stock and the number of shares of the common stock of Lafarge S.A. (the Company’s “parent” as defined in regulations issued under the Securities Exchange Act of 1934) beneficially owned as of March 12, 2003 by (i) the Company’s directors, (ii) the executive officers of the Company named in the Summary Compensation Table below and (iii) the directors and executive officers of the Company as a group. Unless otherwise indicated, all shares are directly owned.

	Beneficial Ownership of			Beneficial Ownership
	the Company’s Common			of Lafarge S.A.
	Stock(1)(2)			Common Stock(2)

	Number		Percent	Number	Percent
Name	of Shares		of Class	of Shares	of Class

Marshall A. Cohen	14,000	(3)	*	-0-
Bertrand P. Collomb	125,302		*	124,737	*
Philippe P. Dauman	5,000		*	-0-
Bernard L. Kasriel	54,500		*	144,568	*
Bruno Lafont	-0-			414	*
Jacques Lefèvre(4)	6,100		*	5,441	*
Paul W. MacAvoy	15,000		*	-0-
Claudine B. Malone	13,250		*	-0-
Gwyn Morgan	-0-			-0-
Robert W. Murdoch	15,100		*	1,538	*
Bertin F. Nadeau	7,097	(5)	*	-0-
John D. Redfern	23,730		*	559	*
Joe M. Rodgers	14,500	(6)	*	-0-
Philippe R. Rollier	20,101		*	5,352	*
Michel Rose	5,000		*	241	*
Lawrence M. Tanenbaum	4,000		*	-0-
Gerald H. Taylor	8,750		*	-0-
Dominique Calabrese	55,750		*	-0-
Thomas G. Farrell	13,789		*	96	*
Jean-Marc Lechene	29,250		*	799	*
Larry J. Waisanen	97,028		*	140	*
All directors and executive officers of the Company as a group (26 persons)	592,610		*	285,285	*

 *  Less than 1%

(1)	The shares below include Exchangeable Preference Shares of our subsidiary, Lafarge Canada Inc. (which are exchangeable at the option of the holder into Common Stock on a one for one basis) and Common Stock covered by stock options that were exercisable on March 12, 2003 or within 60 days thereafter (referred to below as “currently exercisable options”). Holders of Exchangeable Preference Shares have voting rights in the Company through a trust holding shares of the Company’s Voting Stock and are entitled to direct the voting of one share of Voting Stock for each Exchangeable Preference Share held.

(2)	The number of shares reported for each of the individuals listed below includes the following number of shares which are not outstanding but are subject to currently exercisable options:

	Company	Lafarge S.A.
	Common	Common
Name	Stock	Stock

Marshall A. Cohen	13,000	-0-
Bertrand P. Collomb	120,000	109,284
Philippe P. Dauman	5,000	-0-
Bernard L. Kasriel	52,500	131,373
Jacques Lefèvre	6,000	-0-
Paul W. MacAvoy	13,000	-0-
Claudine B. Malone	13,000	-0-
Robert W. Murdoch	13,000	-0-
Bertin F. Nadeau	6,000	-0-
John D. Redfern	13,000	-0-
Joe M. Rodgers	13,000	-0-
Philippe R. Rollier	20,000	-0-
Michel Rose	5,000	-0-
Lawrence M. Tanenbaum	4,000	-0-
Gerald Taylor	6,750	-0-
Dominique Calabrese	55,750	-0-
Thomas G. Farrell	13,750	-0-
Jean-Marc Lechene	29,250	-0-
Larry J. Waisanen	93,750	-0-
Total Directors & Officers	559,250	242,057

(3)	Includes 1,000 shares owned by Adroit Investments Ltd., which is controlled by Mr. Cohen.

(4)	Mr. Lefèvre is not standing for re-election.

(5)	Includes 1,084 shares owned by La Financiere Nadeau Ltd. which is controlled by Mr. Nadeau.

(6)	Includes 1,500 shares owned by JMR Investments which is controlled by Mr. Rodgers and his wife.

How much stock is authorized for issuance under equity compensation plans?

      The table below shows the number of outstanding options and shares available for other future issuance under all of the Company’s equity compensation plans as of December 31, 2002:

Number of securities
remaining available for
	Number of securities to	Weighted-average	future issuance under
	be issued upon exercise	exercise price of	equity compensation plans
	of outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	4,260,293	$32.59	6,701,312
Equity compensation plans not approved by security holders	-0-	-0-	-0-
Total	4,260,293	$32.59	6,701,312

ELECTION OF DIRECTORS

Who are the nominees standing for election as directors?

      Each of the nominees below has consented to serve as a director if elected. Except for Mr. Lafont, all are currently directors of the Company. All proxies received, unless revoked, will be voted for each of the nominees listed below, unless authorization to so vote is withheld. Cumulative voting is not permitted. If a nominee should become unavailable to stand for election for any reason, the persons designated as proxies will have full discretion to cast their votes for any other person designated by the Board. Below you will find certain background information regarding each of the nominees.

      MARSHALL A. COHEN, Counsel, Cassels, Brock & Blackwell, Barristers and Solicitors. Mr. Cohen, age 67, has served in such capacity since October 1996. From November 1988 to September 1996, he was President and Chief Executive Officer and a director of The Molson Companies Limited. He is also a director of Barrick Gold Corporation, American International Group, Inc., Premcor Inc. and Collins & Aikman. He has served as a director of the Company since 1991.

      BERTRAND P. COLLOMB, Chairman of the Board of the Company and Chairman of the Board and Chief Executive Officer of Lafarge S.A. Mr. Collomb, age 60, has served as Chairman of the Board of the Company since January 1989 and as Chairman of the Board and Chief Executive Officer of Lafarge S.A. since August 1, 1989. He served as Vice Chairman of the Board and Chief Operating Officer of Lafarge S.A. from January 1989 to August 1, 1989. He was Vice Chairman of the Board and Chief Executive Officer of the Company and Senior Executive Vice President of Lafarge S.A. from 1987 until January 1989. Mr. Collomb is also a director of Vivendi Universal, Atco Ltd. and Total Fina Elf, as well as a member of the Supervisory Board of Allianz AG. He has served as a director of the Company since 1985.

      PHILIPPE P. DAUMAN, Co-Chairman and Chief Executive Officer of DND Capital Partners, LLC, a private equity firm, since May 2000. Prior to May 2000, Mr. Dauman, age 49, served as Deputy Chairman and Executive Vice President of Viacom, Inc. He is also a director of Viacom, Inc. and Viacom’s parent company, National Amusements, Inc., Blockbuster, Inc. and Genuity, Inc. He has served as a director of the Company since 1997.

      BERNARD L. KASRIEL, Vice Chairman of the Board of the Company and Vice Chairman and Chief Operating Officer of Lafarge S.A. Mr. Kasriel, age 56, was elected to his current position in May 1996. He has served as Vice Chairman and Chief Operating Officer of Lafarge S.A. since January 1, 1995. Prior to that he served as Managing Director of Lafarge S.A. from 1989 to 1994, Senior Executive Vice President of Lafarge S.A. from 1987 to 1989 and Executive Vice President of Lafarge S.A. from 1982 until March 1987. Mr. Kasriel is also a director of Sonoco Products Company. He has served as a director of the Company since 1989.

      BRUNO LAFONT, Executive Vice President of Lafarge S.A. Mr. Lafont, age 46, has been leading the Gypsum Division of Lafarge S.A. since October 1998 and has served as Chairman of Lafarge Plâtres since that date. Prior to that, he served as Chief Financial Officer of Lafarge S.A. from August 1994 to September 1998.

      PAUL W. MACAVOY, Williams Brothers Professor of Management Studies, Yale School of Management. Mr. MacAvoy, age 68, has been Williams Brothers Professor since 1992. He served as Dean of the Yale School of Management from 1992 to 1994 and as Dean and John M. Olin Professor, Simon Graduate School of Business Administration, University of Rochester from 1983 to 1991. He is an elected member of the American Academy of Arts and Sciences. Mr. MacAvoy has served as a director of the Company since 1993.

      CLAUDINE B. MALONE, President of Financial & Management Consulting, Inc. Ms. Malone, age 66, has served in such capacity since 1982. Ms. Malone is also a director of Hasbro, Inc., Lowe’s Companies, SAIC Corp. and CGNU Corporation. She has served as a director of the Company since May 1994.

      GWYN MORGAN, President and Chief Executive Officer of EnCana Corporation since April 2002. Mr. Morgan, age 57, was a member of the founding management of the Alberta Energy Company Ltd., a predecessor of EnCana Corporation, in 1975 and was appointed its Chief Executive Officer in 1994. He is a director of the HSBC Bank Canada, the Canadian Council of Chief Executives, the Institute of the Americas, a governor of the Council for Canadian Unity and a trustee of The Fraser Institute.

      ROBERT W. MURDOCH, Corporate Director. Mr. Murdoch, age 61, was formerly President and Chief Executive Officer of the Company from January 1989 to August 1992, President and Chief Executive Officer of LCI from 1985 to 1992, Senior Executive Vice President of Lafarge S.A. from August 1989 to September 1992 and President and Chief Operating Officer of the Company from 1987 to 1989. Mr. Murdoch is also a director of Lafarge S.A., LCI, Sierra Systems Group Inc., Lallmand, Inc., Timberwest and A.P. Plassman. He has served as a director of the Company since 1987.

      BERTIN F. NADEAU, Chairman of the Board and Chief Executive Officer of GescoLynx Inc. (a private holding company). Mr. Nadeau has served in such capacity since September 30, 1994. He was also Chairman of the Board, President and Chief Executive Officer of Unigesco Inc. from 1982 to September 1994 and Chairman of the Board of Unigesco’s affiliate, Univa Inc. (a marketer and distributor in the food sector) from October 1989 to July 1993. Mr. Nadeau, age 62, is also a director of Sun Life Financial Services of Canada Inc. and Sun Life Assurance Company of Canada. He has served as a director of the Company since 1988.

      JOHN D. REDFERN, Chairman of the Board of LCI. Mr. Redfern has served as Chairman of the Board of LCI since 1984. Mr. Redfern served as Vice Chairman of the Board of the Company from January 1989 to May 1996, as Chairman of the Board of the Company from 1985 until January 1989, as President and Chief Executive Officer of the Company from 1983 until 1985 and as Chief Executive Officer of LCI from 1977 to 1985. Mr. Redfern, age 67, is also a director of LCI. He has served as a director of the Company since 1983.

      JOE M. RODGERS, Chairman, The JMR Group (investment company). Mr. Rodgers, age 69, served as the United States Ambassador to France from 1985 until 1989. He is also a director of AMR Corporation/American Airlines, Inc., Medical Properties of America, Inc., SunTrust Bank, Nashville, N.A. and Tractor Supply Company. He has served as a director of the Company since 1989.

      PHILIPPE R. ROLLIER, President and Chief Executive Officer of the Company. Mr. Rollier, age 60, served as Regional President of Lafarge S.A. — Central Europe and CIS for Cement, Aggregates and Concrete from 1995 to 2001 and as Groupe Executive Vice President of Lafarge S.A. from 1999 to 2001. Mr. Rollier is also a director of Moria S.A. Mr. Rollier has served as a director of the Company since 2001.

      MICHEL ROSE, Group Senior Executive Vice President of Lafarge S.A. Mr. Rose has served as Senior Executive Vice President of Lafarge S.A. since 1989. Mr. Rose, age 60, served as President and Chief Executive Officer of the Company from September 1, 1992 until September 30, 1996. He served as Chairman and Chief Executive Officer of Orsan S.A., a subsidiary of Lafarge S.A., from 1987 to 1992. He has served as a director of the Company since 1992.

      LAWRENCE M. TANENBAUM, Chairman and Chief Executive Officer of Kilmer Van Nostrand Co. Limited (private investment holding company). Mr. Tanenbaum, age 57, was also Chairman of the Warren Paving & Materials Group Limited which became a part of the Company in December 2000. He is also an owner of Maple Leaf Sports and Entertainment Ltd. (owners of the Toronto Maple Leafs hockey team and the Toronto Raptors basketball team) and a member of the Board of Governors of the National Basketball Association. He has served as a director of the Company since 2001.

      GERALD H. TAYLOR , Telecommunications Consultant and Private Investor. Mr. Taylor, age 61, served as Chief Executive Officer of MCI from November 1996 to October 1998. He also served as MCI’s President and Chief Operating Officer from July 1994 to November 1996 and as MCI’s Chief Operating Officer from April 1993 to July 1994. Mr. Taylor is also a director of CIENA and Intelliden Corporation. He has served as a director of the Company since 1999.

      Mr. Cohen is the father-in-law of Mr. Tanenbaum’s son. Otherwise, there is no family relationship between any of the nominees or between any of the nominees and any executive officer of the Company.

How are directors compensated?

      Base Compensation. Directors who are also employees of the Company receive no additional compensation for service as directors. Each non-employee director receives an annual fee of $40,000 for service as a director, plus $2,000 for each Board meeting attended. Each non-employee director also receives an annual fee of $5,000 for each committee on which he or she serves, plus $2,000 for each committee meeting attended. A non-employee director serving as chair of the Audit Committee receives an additional $15,000 annually for service as chair of that committee. A non-employee director serving as chair of the Board Governance or the Management Development and Compensation Committee receives an additional $10,000 annually for service as chair of that committee. The lead director, who presides at executive sessions of the Company’s non-management directors, receives an additional $25,000 annually. All fees are paid quarterly. All directors are reimbursed for travel, lodging and other expenses they incur related to attending Board and committee meetings.

      Each year, directors may elect to defer payment of their fees for that year until termination of their service as a director. Any such election must be made prior to that year’s annual stockholder meeting and must specify one of two payment options—lump sum or up to ten annual installments. Directors may elect either to have their deferred fees bear interest computed quarterly at the average prime rate for the quarter or to invest their deferred fees (in increments from 10% to 100%) in “phantom” shares of the Company’s Common Stock. Investments in phantom shares will be valued at the NYSE closing price of the Company’s Common Stock on the date non-deferred fees would be payable. Dividends will be credited to deferred phantom shares and will be reinvested in additional phantom shares at the NYSE closing price on the dividend payment date. Directors may change existing deferred compensation investments (from cash to phantom shares or vice versa) each quarter during prescribed window periods. Phantom shares will have no voting rights and may not be sold or transferred. Distributions from phantom shares will be valued at the NYSE closing price of the Company’s Common Stock on the last trading day before the payment date.

      A non-employee director who is 70 years of age or older (or, with the approval of the Board Governance Committee, between the ages of 65 and 69) and who has seven or more years of credited service as a director is entitled to receive upon retirement from the Board of Directors $20,000 annually for the remainder of his or her life, and his or her surviving spouse is entitled to receive $10,000 annually for the remainder of his or her life following such director’s death. A non-employee director retiring at age 55 through 69 who has three or more years of credited service is entitled to receive upon retirement $20,000 annually for a period of time equal to his or her period of credited service as a director. His or her surviving spouse is entitled to receive $10,000 annually for the balance of such period if the director dies before the end of such period.

      Two non-employee directors of the Company (Mr. Redfern and Mr. Murdoch) also serve as directors of the Company’s subsidiary, Lafarge Canada Inc. Each receives from Lafarge Canada Inc. an annual fee of Cdn. $14,000 for service as a director (paid semi-annually) plus Cdn. $1,000 for each board or committee meeting attended (paid at the conclusion of the meeting). In addition, each is reimbursed by Lafarge Canada Inc. for travel, lodging and other expenses he incurs related to attending Lafarge Canada Inc. board and committee meetings.

      In 2002, a Special Committee of the Board of Directors considered certain matters arising in connection with our agreement with Lafarge S.A. to manage and operate certain U.S. cement and construction materials businesses that Lafarge S.A. obtained in its acquisition of U.K.-based Blue Circle Industries PLC on July 11, 2001 and our option to purchase the businesses we manage. This Special Committee is composed entirely of directors who are independent of Lafarge S.A. For fiscal 2002, Special Committee members received $10,000 in compensation for their service on the committee and the chairman of the committee received $15,000.

      Options. Each non-employee director receives during February of each year an automatic grant of an option to purchase 1,000 shares of common stock. In February 2002, Marshall A. Cohen, Philippe P. Dauman, Jacques Lefèvre, Paul W. MacAvoy, Claudine B. Malone, Robert W. Murdoch, Bertin F. Nadeau, John D. Redfern, Joe M. Rodgers, Michel Rose, Lawrence M. Tanenbaum and Gerald H. Taylor received grants under this plan. Each option grant permits the recipient to purchase shares at their fair market value on the date of grant, which was $41.05 in the case of options granted in February 2002.

      Gwyn Morgan automatically received a one-time grant of an option to purchase 5,000 shares of common stock upon his election to the Company’s Board of Directors in 2002. This option permits Mr. Morgan to purchase shares at $43.80, their fair market value on the date of grant.

      Options granted to non-employee directors vest depending upon the director’s length of service at the time of grant. Options granted to directors who have served continuously for at least four years as of the date of grant are fully vested. Options granted to directors who have served continuously less than four years as of the date of grant vest 25% on such date for each year of the director’s prior continuous service through the date of grant and vest 25% on each subsequent anniversary of the director’s joining the Board.

What committees has the Board established?

      The Board of Directors has standing Executive, Finance, Board Governance, Management Development and Compensation, Audit, Stock Option, Pension, and Strategy and Development Committees.

CURRENT BOARD COMMITTEE MEMBERSHIPS

Management
			Board	Development &		Stock		Strategy and
Name	Executive	Finance	Governance	Compensation	Audit	Option	Pension	Development

Marshall A. Cohen	*	*	*		*			*
Bertrand P. Collomb	*		*					*
Philippe P. Dauman				#	*	#	*
Bernard L. Kasriel	#							*
Jacques Lefèvre		#
Paul W. MacAvoy			*				*	*
Claudine B. Malone			*	*	*	*	#
Gwyn Morgan								*
Robert W. Murdoch							*	*
Bertin F. Nadeau		*		*	#	*	*
John D. Redfern	*		#	*
Joe M. Rodgers		*			*		*
Philippe R. Rollier	*	*						#
Michel Rose								*
Lawrence M. Tanenbaum		*			*			*
Gerald H. Taylor				*	*	*

*	Member

# Chairman

     The Board of Directors has designated Marshall A. Cohen as lead director, to preside at executive sessions of the Company’s non-management directors.

      Executive Committee. The Executive Committee has the authority and power of the Board of Directors in the management of the business and affairs of the Company when the Board of Directors is not in session, except as otherwise provided by law. In practice, however, the Committee generally acts only with respect to matters delegated to it by the entire Board of Directors. The Executive Committee met once during fiscal 2002.

      Finance Committee. The Finance Committee makes recommendations to the Board of Directors as to various matters involving the financial affairs of the Company. The Finance Committee met four times during fiscal 2002.

      Board Governance Committee. The Board Governance Committee identifies and presents qualified persons for election and re-election as directors of the Company. This Committee annually reviews Board and Board committee performance, as well as the effectiveness of the Company’s governance structure and matters related to corporate governance. The Committee reviews the Company’s Board compensation standards and practices and recommends revisions and changes in compensation arrangements for the Board and its committees. The Committee also advises and makes recommendations concerning criteria for Board membership, the number of members of the Board of Directors and the composition and Committee structure of the Board of Directors. The Board Governance Committee met five times during fiscal 2002.

      Management Development and Compensation Committee. The Management Development and Compensation Committee reviews the Company’s executive management compensation standards and practices, and recommends revisions and changes in compensation arrangements. The Committee also reviews executive resources, the performance of key executives as well as organization and succession plans. The Committee approves compensation changes for all senior executives and it makes recommendations to the Board as to who should serve as officers of the Company. The Committee also reviews individual objectives established for the Company’s Chief Executive Officer. The Management Development and Compensation Committee met four times during fiscal 2002.

      Audit Committee. The Audit Committee’s primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information provided to shareholders and others, the systems of internal controls which management and the Board have established and the audit process. The Audit Committee serves as a focal point for and facilitates open communications relating to financial, accounting, reporting and internal control matters between the Board, management, the internal auditors and the Company’s independent accountants. The Audit Committee has sole authority to select, retain, or replace the Company’s independent accountants and to determine and pre-approve audit engagement fees and significant non-audit engagements and fees. Each member of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange and applicable federal law. The Audit committee met six times during fiscal 2002.

      Recently promulgated rules of the Securities and Exchange Commission will require the Company to disclose annually, beginning with next year’s proxy statement, whether an Audit Committee has one or more “audit committee financial experts” as defined by the Commission. The Board of Directors has determined that Ms. Malone qualifies as such an expert.

      Stock Option Committee. The Stock Option Committee administers the Company’s stock option plans and has sole authority to grant options under the Company’s stock option plans. The Stock Option Committee met twice during fiscal 2002.

      Pension Committee. The Pension Committee administers the Company’s various pension plans, regularly reviewing the funding status of the plans and performance of the managers of the assets of the plans, making changes in such managers when it deems it appropriate. The Pension Committee met three times during fiscal 2002.

      Strategy and Development Committee. The Strategy and Development Committee is responsible for reviewing the short-range and long-term strategic plans of the Company. This Committee also considers various strategic issues, major acquisitions and dispositions of assets and advises the Board of Directors with respect thereto. The Strategy and Development Committee met twice during fiscal 2002, once with the participation of the full Board.

Other Information

      The Board of Directors held six meetings in 2002. Each Board Committee held such number of meetings as indicated in such Committee’s description above. During 2002, Mr. Morgan (50%) and Mr. Rodgers (74%) attended fewer than 75% of the aggregate of the number of Board meetings and meetings of the Committees on which he served.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and holders of more than 10% of our Common Stock to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of our stock. Based upon a review of these filings and written representations from the Company’s directors and executive officers, the Company believes that, during 2002, its executive officers, directors and 10% shareholders complied with all Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

      The Company’s executive compensation program is administered by the Management Development and Compensation Committee of the Board of Directors and, with respect to stock-based compensation, the Stock Option Committee of the Board of Directors. All members of both committees are independent directors. All decisions made by the Compensation Committee relating to the compensation of the Company’s executive officers are presented to, and are available for review by, the full Board. All decisions relating to stock options are made solely by the Stock Option Committee.

Report on Executive Compensation

      The following is a report submitted by members of the Management Development and Compensation Committee and the Stock Option Committee, addressing the Company’s compensation policy as it related to the Company’s executive officers for fiscal 2002:

      The goal of the Company’s executive compensation policy is to ensure that an appropriate relationship exists between executive pay and the creation of stockholder value, while at the same time motivating and retaining key employees. To achieve this goal, the Company’s executive compensation policies integrate competitive levels of annual base compensation with bonuses based upon corporate performance and individual initiatives and performance. This annual cash compensation, together with the payment of equity-based, incentive compensation, is designed to attract and retain qualified executives and to ensure that such executives have a continuing stake in the long-term success of the Company. All executive officers and certain key managers participate in the Company’s incentive compensation plans.

      In 2002, the Company’s executive compensation program consisted primarily of (i) base salary adjusted from the prior year, (ii) a bonus opportunity, based upon the performance measurements described below, and (iii) options granted under the Company’s 1998 Stock Option Plan.

      Base Salary. In establishing base salaries for executive officers of the Company, the Company participates in executive compensation surveys with other construction materials and cement companies in the United States and Canada, reviews market data of general industry companies of similar size, and utilizes information provided by several independent compensation consultants. The comparison group utilized by the Company for cash compensation matters generally includes industrial companies with annual sales in excess of $1 billion, which employ more than 1,000 full time employees, with a unionized labor force, and which have been profitable over the most recent two to three year period. Individual performance among the companies included in the comparison group is not separately evaluated.

      The Company annually sets base salary targets, or midpoints, for each of its executives, including the President and Chief Executive Officer, at levels within the range of those persons holding comparably responsible positions at other companies in the Company’s comparison group. Such midpoints are established based upon a point system designed to assign a value for each executive office, taking into account the various responsibilities and duties of the specific position. Due to the Company’s long-term approach to compensation and the cyclical nature of the Company’s business, historically a greater percentage of the annual compensation (base salary plus bonus) paid to executive officers has been represented by the salary component. Consequently, the Company has paid slightly higher base salaries and lower annual bonuses than other companies in its comparison group. However, the annual cash compensation targets for the Company’s executive officers have generally been set between the median and the 3rd quartile of the range for annual cash compensation totals in the comparison group.

      Salaries for executive officers are reviewed by the Board’s Management Development and Compensation Committee (the “Compensation Committee”) in the first quarter of each year and may be increased at that time on the basis of the individual performance of the executive, as evaluated by senior management, the Company’s expected financial performance, and changes in competitive pay levels. An annual overall budget of salary increases for the year is prepared, based upon the Company’s expected financial performance and taking into consideration the expected pay increases, if any, indicated by the various industry surveys and information from various compensation consultants. The Compensation Committee then utilizes this budget in establishing salaries based upon management’s evaluation of each officer’s performance during the prior year. In 2002, in view of the Company’s long-term compensation objectives and improvements in the Company’s financial results, the budgeted salary increases were comparable to projected salary increases for the comparison group utilized by the Company.

      The annual base salary of $485,000 for the President and Chief Executive Officer was established in accordance with the policies established for all executive officers and was 91% the midpoint of the range for persons holding comparable positions at other companies in the comparison group. The Chairman of the Board annually reviews the Chief Executive Officer’s performance and makes a salary recommendation which is acted upon by the Compensation Committee. The 2002 salaries of the other executive officers of the Company listed in the Summary Compensation Table (the “named executive officers”) ranged from approximately 79% to 121% of the midpoints established with respect to each of such positions.

      Annual Incentives. The Company has an annual bonus plan that provides for the payment of bonuses to certain executive officers and key managers contingent upon the achievement of certain financial targets and/or individual objectives. The bonus plan is intended to reward the accomplishment of corporate objectives, reflect the Company’s priority on maximizing earnings, and provide a fully competitive compensation package which will attract, reward and retain quality individuals. Under the plan, one-half of the total bonus opportunity for a participant is based upon the attainment of financially based Company performance objectives and one-half of the total bonus opportunity is based upon the achievement of individual objectives. If both the Company and individual performance objectives are attained or surpassed, participants will be eligible to receive maximum amounts ranging from 40% to 100% of their base salary, depending upon their position with the Company.

      Financially based performance objectives measure the Company’s performance for the year against certain economic value added, return on equity and return on net asset criteria. Subjective performance criteria are used to evaluate each officer’s individual performance with respect to the individual objectives defined for such officer at the beginning of each year. Individual objectives may include the performance of a specific division or product line for which an officer is responsible, the reduction of Company or division expenses or debt, or other specific tasks or goals, and typically include a series of non-quantifiable objectives.

      Annual incentives are paid only upon the achievement of either financial performance objectives or individual performance objectives for the year. In light of the Company’s earnings performance, financial performance bonuses were paid with respect to 2002 in amounts ranging from 15% to 22% of the salaries of the Chief Executive Officer and the named executive officers. The individual performance bonuses paid to these persons with respect to 2002 were in the range of 29% to 40% of such salaries.

      Mr. Rollier’s total bonus amount was equal to approximately 70% of his 2002 salary. The Company performance objective on which a portion of such bonus was based was the achievement by the Company of return on equity and return on net assets targets specified by the Compensation Committee. The factors considered by the Compensation Committee in determining the portion of the bonus based on individual objectives included his leadership role with respect to the Company’s performance during 2002, particularly in light of the less than favorable economic market, as well as with respect to the reorganization of the Company’s construction materials operations.

      Long-Term Incentives. Long-term incentive awards strengthen the ability of the Company to attract, motivate and retain executives of superior capability and more closely align the interests of management with those of stockholders. Long-term awards granted in 2002 consisted of non-qualified stock options granted under the Company’s 1998 Stock Option Plan. Unlike cash, the value of a stock option will not be immediately realized and does not result in a current expense to the Company. Stock options are granted with exercise prices equal to the prevailing market value of the Common Stock and will have value only if the Company’s stock price increases, resulting in a commensurate benefit for the Company’s stockholders. Generally, grants may vest in equal amounts over four years. Executives generally must be employed by the Company or an affiliate of the Company at the time of vesting.

      The Board’s Stock Option Committee (the “Stock Option Committee”) considers on an annual basis the grant of options to executive officers and key managers. The number of options granted is generally based upon the position held by a participant and the Stock Option Committee’s subjective evaluation of such participant’s contribution to the Company’s future growth and profitability. In accordance with the policy maintained by the Stock Option Committee, the total number of options granted in 2002 under the Company’s stock option program represents approximately 1.6% of the approximately 73,200,000 outstanding shares of Common Stock of the Company (including the Exchangeable Preference Shares of our subsidiary, Lafarge Canada Inc.). Generally, the grant of options is an annual determination, but the Stock Option Committee may consider the size of past awards and the total amounts outstanding in making such a determination. For 2002, the Stock Option Committee granted to Mr. Rollier an option to purchase 40,000 shares of the Company’s Common Stock based upon the foregoing factors.

      The Compensation Committee and the Stock Option Committee believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and stockholder interests. As performance goals are met or exceeded, resulting in increased value to stockholders, executives are rewarded commensurately. The Committees believe that compensation levels during 2002 adequately reflect the Company’s compensation goals and policies.

      Section 162(m) of the Internal Revenue Code generally limits the Company’s federal income tax deduction for compensation paid in a tax year to the Chief Executive Officer and four other most highly compensated executive officers to $1 million. The Company may deduct compensation above $1 million that is “performance-based” within the meaning of the Code. The Company has determined that amounts paid under the annual bonus plan and stock options granted under the Company’s stock option plans qualify as “performance-based.”

March 1, 2003

Management Development and Compensation Committee	Stock Option Committee
Philippe P. Dauman, Chairman	Philippe P. Dauman, Chairman
Claudine B. Malone	Claudine B. Malone
Bertin F. Nadeau	Bertin F. Nadeau
John D. Redfern	Gerald H. Taylor
Gerald H. Taylor

Compensation Committee Interlocks and Insider Participation

      Of the directors who constitute the Management Development and Compensation Committee and the Stock Option Committee, only John D. Redfern has been an officer of the Company or of our subsidiary, Lafarge Canada Inc. Mr. Redfern’s current and previous positions with the Company and Lafarge Canada Inc. are described under “Election of Directors.”

Summary Compensation Table

      The following table sets forth information with respect to the Chief Executive Officer and the other four executive officers of the Company who were the most highly compensated for the year ended December 31, 2002 and who were serving as executive officers at year end.

					Long-Term
					Compensation
					Awards

					Securities
	Annual Compensation				Underlying
					Stock
Name and				Other Annual	Options	All Other
Principal Position	Year	Salary	Bonus	Compensation(1)	(#)	Compensation(2)

Philippe R. Rollier	2002	$425,000	$298,033		40,000	$94,201
President and Chief Executive	2001	300,000	210,000		40,000	217,068
Officer
Dominique Calabrese	2002	242,250	151,592		15,000	217,088
Executive Vice President and President — Eastern Lafarge Construction Materials
Thomas G. Farrell	2002	230,454	131,155		15,000	194,121
Executive Vice President and President — Western Lafarge Construction Materials
Jean-Marc Lechene	2002	292,400	144,504	$60,463(3)	20,000	96,588
Executive Vice President and President — Cement Operations
Larry J. Waisanen	2002	340,000	160,344		30,000	16,518
Executive Vice President	2001	300,000	148,000		25,000	17,134
and Chief Financial Officer	2000	280,000	180,000		25,000	18,687

(1)	Excludes perquisites and other benefits, unless the aggregate amount of such benefits exceeded the lesser of $50,000 or 10 percent of the total annual salary and bonus reported for the named executive officer.

(2)	The amounts shown for 2002 include (a) $10,613 in contributions or allocations by the Company to each of Mr. Rollier’s, Mr. Farrell’s and Mr. Waisanen’s accounts under the Company’s Thrift Savings Plan and Thrift Savings Restoration Plan; (b) term life insurance premiums paid by the Company ($982 for Mr. Calabrese, $710 for Mr. Farrell, $1,155 for Mr. Lechene and $1,711 for Mr. Waisanen); (c) interest that would have been payable by the executive on his interest free loan if the Company required interest to be paid ($57,443 for Mr. Rollier, $6,294 for Mr. Calabrese, $7,038 for Mr. Farrell, and $4,194 for Mr. Waisanen); and (d) relocation expenses paid by the Company ($209,812 for Mr. Calabrese, $175,760 for Mr. Farrell, $74,282 for Mr. Lechene and $24,649 for Mr. Rollier). In addition, the amounts shown for 2002 include $1,496 attributed to Mr. Rollier’s use of the Company plane.

(3)	Includes $7,826 in tax equalization payments reimbursing Mr. Lechene for taxes he paid to Canadian authorities and related expenses as a result of his performance of services in Canada equal to the difference between actual U.S. and Canadian taxes paid and the tax he would have paid if only a U.S. tax return had been required, plus tax return preparation fees. Also includes the following paid to Mr. Lechene: $49,000 in housing related costs, $2,328 in club dues and $1,309 in automobile benefits.

Option Exercises and Year-End Values

      The following table shows information with respect to stock options exercised during 2002 and unexercised options to purchase the Company’s Common Stock granted to the Chief Executive Officer and the other named executive officers and held by them at December 31, 2002.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money Options
	Shares		Options at December 31, 2002		at December 31, 2002(2)
	Acquired	Value
Name	on Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Philippe R. Rollier	-0-	-0-	10,000	30,000	-0-	-0-
Dominique Calabrese	-0-	-0-	46,250	18,750	$328,750	-0-
Thomas G. Farrell	-0-	-0-	10,000	15,000	57,375	-0-
Jean-Marc Lechene	-0-	-0-	11,500	39,500	85,395	$108,435
Larry J. Waisanen	15,000	365,170	65,625	66,875	284,563	117,125

(1)	Market value on exercise date minus option exercise price times number of options exercised.

(2)	Market value at year end ($32.85) of one share of the Company’s Common Stock minus option exercise price times number of options.

Option Grants

      The following table shows information with respect to grants of stock options pursuant to the Company’s 1998 Stock Option Plan during 2002 to the Chief Executive Officer and the other named executive officers. No stock appreciation rights were granted in 2002.

	Number of	Option Grants in Last Fiscal Year
	Securities
	Underlying	Percentage of
	Options	Total Options			Grant Date
	Granted(1)	Granted to Employees	Exercise	Expiration	Present Value(2)
Name	(#)	in 2002	Price ($/sh)	Date	($)

Philippe R. Rollier	40,000	3.5%	$41.05	2/04/12	$602,800
Dominique Calabrese	15,000	1.3%	41.05	2/04/12	226,050
Thomas G. Farrell	15,000	1.3%	41.05	2/04/12	226,050
Jean-Marc Lechene	20,000	1.7%	41.05	2/04/12	301,400
Larry J. Waisanen	30,000	2.6%	41.05	2/04/12	452,100

(1)	All options expire ten years after the grant date and vest in annual 25% increments beginning one year after the grant date.

(2)	In accordance with Securities and Exchange Commission rules, we have used the Black-Scholes option pricing model to estimate the grant date present value of the options set forth in this table. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The real value of the options in this table depends upon actual changes in the market price of the Company’s Common Stock during the applicable period.

Performance Graph

      The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company’s Common Stock for the five-year period ending December 31, 2002 with the cumulative total return of the Russell 3000 Index (a broad market equity index) and the cumulative total return of a group of peer companies in the construction materials and cement industry selected by the Company. The peer group includes: St. Lawrence Cement, Inc., Texas Industries, Inc., Vulcan Materials Company, Centex Construction Products Inc. and USG Corp.

Comparison of Five Year Cumulative Total Return(1)

Among Lafarge North America Inc., Russell 3000 and Peer Group

	1997	1998	1999	2000	2001	2002

Lafarge North America Inc.	$100.00	$139.04	$96.82	$85.14	$138.63	$122.87
Russell 3000	100.00	124.14	150.09	138.89	122.98	96.49
Peer Group(2)	100.00	114.07	75.24	57.36	65.01	64.52

(1)	Assumes $100 invested on December 31, 1997 in Lafarge North America Inc. Common Stock, Russell 3000 Index and Peer Group Index (constructed by the Company as described above). Total return assumes reinvestment of dividends.

(2)	Includes St. Lawrence Cement, Inc. (converted to U.S. currency at a constant rate), Texas Industries, Inc., Vulcan Materials Company, Centex Construction Products Inc. and USG Corp.

U.S. Retirement Plans

      The Company has a trusteed noncontributory defined benefit pension plan for salaried U.S. employees. The normal retirement age of participants is 65. The amount of retirement income available to participants under the plan is based upon the years of credited service and final average earnings, which is defined to be the average of the highest annual earnings (which includes salary, bonus and overtime payments) for any 60 consecutive months during the last 120 months of employment. The annual retirement income for each year of credited service is equal to 1.33% of the final average earnings. A participant’s accrued benefit under the plan is fully vested on the date on which such participant completes five years of service under the plan.

      Certain executives of the Company are participants in a supplemental executive retirement plan (the “U.S. SERP”) which supplements normal, early and deferred vested benefits under the Lafarge North America retirement plan. Except as described below, the U.S. SERP will not be funded in advance for payment of future benefits; the general assets of the Company are the source of funds for the U.S.

SERP. Pursuant to the U.S. SERP, the annual retirement income for each year of credited service for selected executives will be increased from that stated above to 1.75% of final average earnings. Further, under the U.S. SERP, pension payments will be permitted in excess of the limit of $200,000 per year (as increased according to U.S. Internal Revenue Service rules) applicable under the Lafarge North America retirement plan. Mr. Farrell and Mr. Waisanen are participants in the U.S. SERP.

      In October 1996, the Company established a “rabbi” trust to fund U.S. SERP benefits upon a change of control of the Company or of Lafarge S.A. The trust will remain unfunded until a change in control is imminent, at which time the trust would become irrevocable and would be funded with cash sufficient to pay the benefits under the U.S. SERP. However, the trust would remain subject to claims of the Company’s creditors. The Board of Directors also adopted a resolution requiring the Company, in the event of a change of control, to make contributions to the Company’s retirement plan to the maximum extent allowable as a current deduction for federal income tax purposes.

      The table set forth below illustrates the amount of combined annual pension benefits payable under the Lafarge North America retirement plan and the U.S. SERP to participants in specified average annual earnings and years-of-service classifications.

U.S. Pension Plan Table

Five-Year	Annual Pension
Average	Covered Years of Service at Age 65
Annual
Earnings	15 years	20 years	25 years	30 years	35 years

$50,000	$13,125	$17,500	$21,875	$26,250	$30,625
100,000	26,250	35,000	43,750	52,500	61,250
150,000	39,375	52,500	65,625	78,750	91,875
200,000	52,500	70,000	87,500	105,000	122,500
250,000	65,625	87,500	109,375	131,250	153,125
300,000	78,750	105,000	131,250	157,500	183,750
350,000	91,875	122,500	153,125	183,750	214,375
400,000	105,000	140,000	175,000	210,000	245,000
450,000	118,125	157,500	196,875	236,250	275,625
500,000	131,250	175,000	218,750	262,500	306,250
550,000	144,375	192,500	240,625	288,750	336,875
600,000	157,500	210,000	262,500	315,000	367,500

      The years of service credited under the retirement plan and the U.S. SERP at March 1, 2003 to each individual named in the compensation table above who is a participant in the plans were as follows: Mr. Farrell — 12 years (retirement), 12 years (U.S. SERP) and Mr. Waisanen — 26 years (retirement), 26 years (U.S. SERP).

Canadian Retirement Plans

      The Company has several trusteed pension plans for Canadian employees. The salaried population is covered by contributory defined benefit pension plans. The executives are not required to contribute to these plans, but they can make optional contributions in order to increase their pension accruals, as noted below. The normal retirement age in all salaried pension plans is 65.

      The amount of retirement income available to participants under the salaried plans is based upon the years of credited service and final average earnings, which is defined to be the average of the highest annual earnings (which include salary, bonus and overtime pay) for any 60 consecutive months during the last 120 months of employment. The annual retirement income for each year of credited service is equal to 1.75% of the final average earnings, minus 50% of the Canada/ Quebec Pension Plan benefit. Different pension formulas may apply for past service. Executives can elect to contribute 2% of their earnings in order to increase their pension accrual from 1.75% (minus applicable offset) to 2.00% (minus applicable offset).

      In most cases, a participant’s accrued benefit under the plan is fully vested on the date on which such participant completes two years of service under the plan (vesting rules vary by province in Canada).

      Certain executives of the Company are participants in a supplemental executive retirement plan (the “Canadian SERP”) which supplements normal, early and deferred vested benefits under the Lafarge Canada Inc. retirement plans for salaried employees. The Canadian SERP provides for pension accruals that are in excess of the Income Tax Act (Canada) defined benefit pension limit. The Canadian SERP will not be funded in advance for payment of future benefits; the general assets of the Company are the source of funds for this plan. Mr. Calabrese is a participant in the Canadian SERP.

      The table set forth below illustrates the amount of combined annual pension benefits payable under the Lafarge Canada Inc. retirement plans for salaried employees and the Canadian SERP to participants in specified average annual earnings and years-of-service classifications.

Canadian Pension Plan Table

Five-Year
Average	Annual Pension Covered Years of Service at Age 65
Annual
Earnings	15 years	20 years	25 years	30 years	35 years

$ 50,000	$12,972	$17,296	$21,620	$25,944	$30,268
100,000	27,972	37,296	46,620	55,944	65,268
150,000	42,972	57,296	71,620	85,944	100,268
200,000	57,972	77,296	96,620	115,944	135,268
250,000	72,972	97,296	121,620	145,944	170,268
300,000	87,972	117,296	146,620	175,944	205,268
350,000	102,972	137,296	171,620	205,944	240,268
400,000	117,972	157,296	196,620	235,944	275,268
450,000	132,972	177,796	221,620	265,944	310,268
500,000	147,972	197,296	246,620	295,944	345,268
550,000	162,972	217,796	271,620	325,944	380,268
600,000	177,972	237,296	296,620	355,944	415,268

Note:	All amounts shown in the above table are in Canadian dollars and assume that the executive makes optional contributions (2% of pay, as described above)

      Mr. Calabrese is credited with 24 years of service under the retirement plan and the Canadian SERP at March 1, 2003.

      Mr. Rollier and Mr. Lechene participate in retirement plans maintained by Lafarge S.A. and are credited under such plans for their service with the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In 2002, Bertrand Collomb received a salary of $270,000 for serving as Chairman of the Board of the Company; Bernard Kasriel received a salary of $150,000 for serving as Vice Chairman of the Board; and John D. Redfern received a fee of Cdn. $36,400 for serving as Chairman of the Board of our subsidiary, Lafarge Canada Inc.

Indebtedness of Management

      The Company and our subsidiary, Lafarge Canada Inc., have extended non-interest bearing loans to certain of their officers to assist in the purchase of housing in the course of relocations. With respect to loans with an outstanding balance in excess of $60,000 at any time during 2002, the largest aggregate amount of such indebtedness outstanding during 2002 and the amount thereof outstanding as of December 31, 2002, respectively, were as follows with respect to the following individuals: Philippe R. Rollier, President and Chief Executive Officer — $925,000, $925,000; Edward T. Balfe, former Executive Vice President and President Constructions Materials Group — $126,000, $0; Larry J. Waisanen, Executive Vice President and Chief Financial Officer — $70,000, $65,000; James J. Nealis III, Senior Vice President, Human Resources — $156,000, $147,000; Dominique Calabrese, Executive Vice President & President — Eastern Lafarge Construction Materials — $157,000, $151,000; Thomas G. Farrell, Executive Vice President & President — Western Lafarge Construction Materials — $315,000, $195,000; L. Philip McClendon, Senior Vice President — General Counsel and Secretary — $200,000, $197,000; Isaac Preston, Senior Vice President & President, Lafarge Gypsum — $191,000, $185,000; and Yvon Brind’Amour, Vice President & Controller — $461,000, $190,000. No loans have been granted to executive officers of the Company subsequent to the date of enactment of the Sarbanes-Oxley Act of 2002.

Transactions with Management and Others

      The Company, our subsidiary Lafarge Canada Inc. and our majority stockholder Lafarge S.A. are parties to three agreements concerning the sharing of costs for research and development, strategic planning, human resources, communications activities, marketing and technical assistance for the gypsum wallboard division and the use of certain trademarks. In 2002, the Company and Lafarge Canada Inc. recorded expenses under these agreements for the approximate sums of $2,471,000 and Cdn. $2,677,000, respectively. The Company and Lafarge Canada Inc. have entered into agreements with Lafarge S.A. under which Lafarge S.A. pays for certain services provided to Lafarge S.A. by the Company and Lafarge Canada Inc. In 2002, charges to Lafarge S.A. for these services totaled approximately $76,000.

      During 2002, the Company and Lafarge Canada Inc. purchased products from Lafarge S.A. and certain of its affiliates in the ordinary course of business. These purchases totaled approximately $39,675,000 and Cdn. $967,000 for the Company and Lafarge Canada Inc., respectively.

      During 2002, we recognized $14,149,000 in fees for managing certain U.S. operations of Blue Circle Industries PLC on behalf of Lafarge S.A. These operations remain the property of Lafarge S.A. and their results are not consolidated with ours. Our agreement with Lafarge S.A. to manage the Blue Circle operations automatically renewed for an additional one-year term through December 31, 2003. During 2002, we recorded $178.8 million in direct costs and expenses reimbursable from Blue Circle North America under this agreement. These costs and expenses include payroll and other related costs and expenses incurred by us in connection with our employment of those individuals who carry on Blue Circle operations. We have employed these individuals pursuant to the terms of the Supplemental Agreement Regarding Employees and Employee Benefits dated December 21, 2001, which we entered into with Lafarge S.A. in connection with our agreement to manage the Blue Circle operations. Costs and expenses reimbursed under our agreement also include other direct costs that are attributable to the Blue Circle operations and an allocation of cement-related regional and central selling, general and administrative costs incurred by us (allocated pro rata based on cement sales revenues in accordance with the contracts with Lafarge S.A.).

      Our option to purchase the Blue Circle operations that we are managing is exercisable anytime through December 31, 2004 at a fixed price of $1.4 billion, subject to certain adjustments at the time of the exercise.

      Messrs. Collomb, Kasriel, Lefèvre, Murdoch and Rose are also directors or officers of Lafarge S.A.

      Mr. Tanenbaum, his family and certain family trusts own 100% of the capital stock of Kilmer Van Nostrand Co. Limited, from whom the Company acquired the Warren Paving & Materials Group Limited in December 2000. At December 31, 2002, Kilmer Van Nostrand continued to hold the Cdn $166,434,000 of preferred stock of LCI — Warren Merger Inc., an indirect subsidiary of the Company, that Kilmer Van Nostrand acquired in conjunction with the Company’s acquisition of Warren Paving. During 2002, LCI — Warren Merger Inc. paid Kilmer Van Nostrand Cdn $13,157,200 in dividends on such preferred stock. Also, at December 31, 2002, Kilmer Van Nostrand continued to hold the warrant to acquire 4.4 million shares of the Company’s Common Stock at $29.00 per share that Kilmer Van Nostrand acquired in conjunction with the Company’s acquisition of Warren Paving.

      Pursuant to our employment agreement with Edward T. Balfe, former Executive Vice President and President Construction Materials Group, Mr. Balfe was reimbursed for $167,855 in relocation expenses upon his move to Canada after his retirement. Pursuant to the agreement, Mr. Balfe received a special $800,000 retirement supplement payment as a consequence of his retirement.

      During 2002, Lafarge Canada Inc. employed Ken Tanenbaum, the son of our director Larry Tanenbaum, as president of Innocon Inc. (a joint venture in which the Company holds a 50% interest) at an annual salary of Cdn $168,000.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

      The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other company filing under the Securities Act of 1933 or the Securities and Exchange Act of 1934, except to the extent the company specifically incorporates the report by reference therein.

      The primary function of the Audit Committee of the Board of Directors is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information provided to the Company’s stockholders and others, the systems of internal controls which management and the Board of Directors have established, the Company’s compliance with legal and regulatory requirements and performance of its internal audit function, and the overall audit process including but not limited to the independent accountant’s qualifications, practices and independence. The Committee serves as a focal point for and to facilitate open communications relating to financial, accounting, reporting and internal control matters between the Board of Directors, management, the internal auditors and the Company’s independent accountants.

      The Audit Committee is composed of at least four independent directors who are appointed annually by the Board of Directors. Only independent directors meeting the independence and experience requirements of the New York Stock Exchange and applicable federal laws may serve on the Committee. Members of the Committee are to receive no compensation from the Company other than fees for their service as members of the Board and its respective committees. One member, appointed by the Board upon the recommendation of the Board Governance Committee, shall serve as Chair of the Committee, shall schedule all meetings of the Committee and provide an agenda for each meeting. The Committee shall meet as often as necessary, but no less than quarterly. At the Committee’s invitation, members of management and others may attend Committee meetings and provide information as necessary.

      The Audit Committee may form and delegate authority to subcommittees where appropriate. The Committee may also designate one or more of its members and give them authority to grant pre-approvals of non-audit work by the Company’s independent accountants in accordance with applicable laws.

      The Audit Committee has the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities and has unrestricted access to members of management and all information relevant to the Committee’s responsibilities. The Committee may retain independent counsel, accountants or others to render assistance in the conduct of any investigation.

      The Audit Committee has the sole authority in the selection, retention and, when necessary, the replacement of the Company’s independent accountants. Further, the Committee has sole authority to determine and pre-approve audit engagement fees in accordance with the annual pre-approval policy for audit and non-audit engagements.

      The Audit Committee developed an updated charter for the Committee, which was approved by the Board at its meeting on February 4, 2003. The complete text of the new charter, which reflects standards set forth in current and proposed applicable federal law, SEC regulations and New York Stock Exchange Rules, is reproduced in Appendix I to this proxy statement. A detailed description of the Committee’s duties and responsibilities is set forth in the new charter.

      For the year 2002, the Audit Committee reports as follows:

•	The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management.

•	The Audit Committee has discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380).

•	The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees) and has discussed with the independent accountants matters relating to their independence.

•	Based on the review and discussion referred to in the immediately preceding three paragraphs, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission.

Audit Committee

Bertin F. Nadeau, Chairman

Marshall A. Cohen
Philippe P. Dauman
Claudine B. Malone
Joe M. Rodgers
Lawrence M. Tanenbaum
Gerald H. Taylor

INDEPENDENT AUDITORS

      Ernst & Young LLP has been selected by the Audit Committee of the Board of Directors to audit the consolidated financial statements of the Company for the year ended December 31, 2003. We expect one or more representatives of Ernst & Young LLP to attend the meeting, where they will be available to respond to appropriate questions. They also will have an opportunity to make a statement if they so desire.

      Below is a summary of the fees paid to the Company’s independent accountants (Ernst & Young, LLP for 2002 and Arthur Andersen, LLP for 2001) for the two years ended December 31, 2002 for professional audit and non-audit services:

	2002	2001

Audit Services:	$1,233,000	$1,233,000
Audit Related:
Audits of benefit plans	$160,000	$158,000
Due diligence related to mergers & acquisitions	92,000	332,000
Consultation related to financial accounting	56,000	101,000

	$308,000	$591,000
Tax Fees:
Tax consultation and planning	$630,000	$567,000
State and local tax consulting	363,000	159,000
Due diligence	98,000	289,000

	$1,091,000	$1,015,000
Other	-0-	-0-

      The Audit Committee has considered whether the provision of non-audit services by the Company’s independent accountants is compatible with maintaining their independence.

OTHER MATTERS

Are other matters to be considered at the annual meeting?

      The Company does not expect any other matters to be presented for consideration at the annual meeting other than those matters described within this proxy statement. If any other matters are presented for consideration, the persons named in the enclosed proxy intend to vote in accordance with their judgment on each matter considered.

When must stockholder proposals for the 2004 annual meeting be submitted?

      The Company expects to hold the 2004 annual meeting during the first week of May 2004. Stockholders interested in submitting a proposal for inclusion in the proxy materials for the Company’s 2004 annual meeting may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received at the Company’s principal executive office no later than November 29, 2003. In addition, under the SEC’s Rule 14a-4, the persons named in the proxy for the 2004 annual meeting may vote in their discretion with respect to any stockholder proposal that is not submitted to the Company on or before February 16, 2004.

Who will bear the cost of soliciting proxies for the annual meeting?

      The Company will bear the cost of soliciting proxies for the annual meeting. In addition to solicitation by mail, certain officers and employees of the Company, who will receive no additional compensation for their services, may solicit proxies in person or by telephone or telefax.

How do I obtain a copy of the Company’s Form 10-K Annual Report?

      The Company will send the Company’s Annual Report on Form 10-K without charge to any stockholder who requests a copy in writing. Please direct your request to L. Philip McClendon, Senior Vice President – General Counsel and Secretary, Lafarge North America Inc., 12950 Worldgate Drive, Herndon, Virginia 20170. The Company’s Annual Report on Form 10-K is also available electronically without charge on our website, www.lafargenorthamerica.com.

By Order of the Board of Directors

L. PHILIP MCCLENDON
Senior Vice President-General Counsel and Secretary

Herndon, Virginia
March 28, 2003

APPENDIX I

LAFARGE NORTH AMERICA INC.

AUDIT COMMITTEE CHARTER

Purpose

The Audit Committee is a committee of the Board of Directors. Its primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information provided to shareholders and others, the systems of internal controls which management and the Board of Directors have established, the company’s compliance with legal and regulatory requirements and performance of its internal audit function, and the overall audit process including but not limited to the independent auditor’s qualifications, practices, and independence. The Audit Committee will serve as a focal point for and facilitate open communications relating to financial, accounting, reporting and internal control matters between the Board of Directors, management, the internal auditors and the external auditor.

Organization

•	The Audit Committee shall be composed of at least four independent directors who shall be appointed annually by the Board of Directors, upon the recommendation of the Board Governance Committee.

•	Only directors meeting the independence and experience requirements of the New York Stock Exchange and applicable federal laws may serve on the Audit Committee.

•	The Board shall endeavor to ensure that the Audit Committee includes at least one member that qualifies as an “audit committee financial expert” under applicable law.

•	The Board shall appoint one of the members of the Audit Committee as Chairperson, upon the recommendation of the Board Governance Committee. It is the responsibility of the Chairperson to schedule all meetings of the Committee and to provide the Committee with a written agenda for all meetings.

•	The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee may invite members of management or others to attend its meetings and to provide pertinent information as necessary.

•	Audit Committee members must only receive Director’s fees as compensation from Lafarge North America.

•	The Audit Committee may form and delegate authority to subcommittees where appropriate. The Audit Committee may delegate one or more designated members of the Audit Committee the authority to grant pre-approvals of non-audit work by the outside auditor in accordance with applicable laws.

Authority

      In discharging its responsibilities, the Audit Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Audit Committee shall have unrestricted access to members of management and all information relevant to its responsibilities. The Audit Committee shall be empowered to retain independent counsel, accountants or other consultants to assist the Committee.

      The Audit Committee has the sole authority in the selection, retention and, when necessary, the replacement of the external auditor and in the determination and pre-approval of audit engagement fees and significant non-audit engagements and fees in accordance with the annual pre-approval policy for Audit and non-Audit Engagements.

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Duties and Responsibilities

      In fulfilling its responsibilities, the Audit Committee shall, to the extent it deems necessary or appropriate:

General

•	Review and reassess the adequacy of the Committee’s charter on an annual basis and recommend any proposed modifications to the Board of Directors.

•	Report Committee actions to the Board of Directors, including any recommendations the Committee may deem appropriate.

•	Meet with the Director of Internal Audit, the external auditor and management in separate executive sessions at least quarterly to discuss any matters that the Committee or these groups believe should be discussed privately with the Audit Committee and to confirm that the external auditors and internal auditors have had full, free and unrestricted access to all company records, property, personnel and operations during the course of their audits.

•	Review with the Director of Internal Audit and the external auditor the coordination of audit efforts to assure completeness of the coverage of key business controls and risk areas, reduction of redundant efforts and the effective use of audit resources.

Internal Controls and Risk Assessment

•	Review the company’s process for assessing significant risks or exposures and the steps management has taken to minimize such risks.

•	Consider and review with management, the external auditor and the Director of Internal Audit:

1.	The effectiveness of or weaknesses in the company’s internal controls and the overall control environment.

2.	Any related significant findings and recommendations of the independent accountants and internal audit together with management’s responses thereto, including the plan and timetable for implementation of corrective actions.

3.	The status and adequacy of management information systems and other information technology, including the significant related risks and major controls over such activities.

4.	Any material issues that arise as a result of any inquiry or investigation by governmental or professional authorities.

5.	The company’s policies and procedures regarding compliance with applicable laws and regulations and with the company’s Code of Business Conduct and Ethics.

Financial Reporting

•	Throughout the course of the year, as required, and upon completion of the annual audit, discuss with management and the external auditor:

1.	The company’s annual financial statements, related footnotes and annual report on Form 10-K to be filed with the Securities and Exchange Commission.

2.	The external auditor’s audit of the annual financial statements and related report thereon.

3.	Any significant changes required in the external auditor’s audit plan and any significant difficulties or disputes with management encountered during the course of the audit.

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4.	The existence of significant estimates and judgments underlying the financial statements, including the rationale behind those estimates as well as the details on material accruals and reserves.

5.	Changes in accounting principles, including the rationale for such changes and their impact on the financial statements.

6.	The overall quality of the company’s financial reporting and the company’s accounting principles.

7.	Any other matters related to the conduct of the audit, which are to be communicated to the Committee under generally accepted auditing standards.

8.	The company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

9.	The company’s earnings press releases, financial information and earnings guidance provided to analysts and rating agencies prior to release.

10.	The principal executive officer and the principal financial officer’s certification of annual and quarterly reports to the SEC.

•	Based upon its findings in performing this review, the Audit Committee will make a recommendation to the Board of Directors regarding the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K.

•	The external auditors shall perform reviews of the Company’s quarterly financial statements and discuss with management and with the Committee the results of their review prior to the filing of the Company’s quarterly report on Form 10-Q.

External Auditor

•	The Audit Committee will only enter into agreements for audit services with registered public accounting firms in good standings with the Public Company Accounting Oversight Board.

•	Review the scope and approach of the annual audit, including the identification of business and financial risks and exposures, with the external auditor.

•	Evaluate the qualifications, performance and independence of the external auditor. On an annual basis, obtain from the external auditor a written statement that confirms their independence and addresses relationships and services that may impact independence. The Audit Committee shall take appropriate action in response to the external auditor’s report to satisfy itself of the external auditor’s qualifications and independence.

•	Obtain and review a schedule summarizing the nature of all services provided by and the related fees paid to the external auditor.

•	Instruct the external auditor to report directly to the Audit Committee any serious difficulties or disagreements with management.

•	On an annual basis obtain and review a report on the external audit firm’s internal quality control procedures and any significant issues raised by recent internal, peer, or governmental reviews, inquires and/or investigations.

•	Recommend to the Board policies for the company’s hiring of employees or former employees of the independent auditor who were engaged on the company’s account.

Internal Auditor

•	Review and evaluate the scope and nature of the internal audit plan, including the linkage of the plan to the company’s overall business objectives and management’s identification of success and risk factors.

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•	Consider, in consultation with the Director of Internal Audit and the external auditor, the scope, role and independence of the internal audit function.

•	Review with management and the Director of Internal Audit significant audit findings, management’s responses thereto, corrective actions implemented as a result of such findings and any changes in the scope of the internal audit plan.

•	Review with the Director of Internal Audit and management the internal audit department budget, staffing and charter.

Limitation of Audit Committee’s Role

      While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

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APPENDIX II

TORONTO STOCK EXCHANGE (TSE) GUIDELINES

      The Toronto Stock Exchange (TSE) has instituted guidelines that require companies listed on the exchange to describe their corporate governance systems to shareholders. Below is such a description for Lafarge North America under the current guidelines of the TSE.

1. Mandate of the Board

      The Corporation’s Board has responsibility for the stewardship of the Corporation. It oversees the conduct of the Corporation’s business and supervises the executive management, which is responsible for the conduct of the business. The Board determines matters of corporate policy, assesses management’s execution of these policies and reviews the results obtained. Its duties include the approval of strategic plans, review of corporate risks identified by management and of the Corporation’s practices and policies for dealing with these risks, management succession planning, approval of the corporate communications policy, and assessment of the integrity of the Corporation’s internal controls and information systems. The Board also acts on other matters brought to it by its committees or management.

      The Board approves the appointment of all executive officers and their compensation, the annual capital plan, individual capital expenditures in excess of $10 million, divestments in excess of $10 million and strategic development plans.

2. Composition of the Board

      TSE guidelines provide that a majority of directors should be “unrelated.” For purposes of the guidelines, an unrelated director is a director who is independent of management and is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director’s ability to act with a view to the best interests of the Corporation, other than interests and relationships arising from shareholding. A director who has a relationship with or an interest in a significant shareholder, other than through the Corporation, is not a related director. Management directors are related directors. For purposes of this Statement, an inside director is a director who is an officer or employee of the Corporation or of any of its subsidiaries. An inside director is always related, but an outside director can be either related or unrelated.

      Lafarge North America has 16 directors, of whom 13 are outside unrelated directors within the meaning of the TSE guidelines. Two directors are past Chief Executive Officers of the Corporation and receive pension benefits from Lafarge Canada Inc. The Board believes that such relationships do not interfere with the ability of these two directors to act in the best interests of the Corporation.

      Certain directors are affiliated with companies with which the Corporation has had transactions in the ordinary course of business. In the view of the Board, no such relationships could, or could reasonably be perceived to, materially interfere with any of these directors’ ability to act with a view to the best interests of the Corporation. These directors are considered to be unrelated to the Corporation.

3. Interest of Minority Shareholders

      For a company such as Lafarge North America, which has a significant shareholder, the TSE guidelines require comment on the number of directors who do not have interests in or relationships with either the Corporation or its majority shareholder. In addition to three directors who have responsibilities with Lafarge North America and are considered related to the Corporation, there are three other directors who are considered related to Lafarge S.A. Therefore, with ten directors unrelated to the Corporation or its parent representing a majority of directors, Lafarge North America is in line with the TSE guidelines.

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4. Director Selection

      The Board Governance Committee identifies and presents qualified persons for election and reelection as directors. Director candidates, while possessing a variety of backgrounds, must be able to contribute to the operation of the Board as a unit.

5. Board Evaluation

      The Board Governance Committee, through a written questionnaire, annually reviews Board and Committee performance and matters related to corporate governance. Each director is given the opportunity to contribute to this review through direct personal participation.

6. Director Orientation

      New directors are offered orientation sessions with management and educational tours of the Corporation’s facilities.

7. Board Size

      The Board Governance Committee advises and makes recommendations concerning criteria for Board membership, the number of directors on the full Board and the Board’s composition and committee structure. The number of Directors reflects the structure and international scope of the Corporation, and is annually reviewed to ensure effectiveness.

8. Compensation

      The Management Development and Compensation Committee reviews the Corporation’s Executive compensation standards and practices; recommends revisions and changes in compensation arrangements; and reviews executive resources, performance of key executives, as well as organization and succession plans. The Committee approves changes in compensation for all executives on the senior executive level and makes recommendations to the Board as to persons to be officers of the Corporation. The Board Governance Committee reviews the Company’s Board compensation standards and practices and recommends revisions and changes in compensation arrangements for the Board and its committees.

9. Board Committees

      The Board has established eight committees, all of which were active in 2002. All committees have a majority of unrelated outside directors with the exception of the Executive Committee which has two outside unrelated directors and three inside related directors. Four committees include exclusively outside unrelated directors. These committees, with the current composition and number of meetings in 2002 in brackets, are the Audit Committee (seven unrelated directors: met six times), Stock Option Committee (four unrelated directors: met two times), Management Development and Compensation Committee (five unrelated directors: met four times) and Pension Committee (six unrelated directors: met three times). Other Board committees are Board Governance Committee (four unrelated directors, one related: met five times), Finance Committee (four unrelated directors, two related: met four times); and the Strategy and Development Committee (six unrelated directors, three related: two meetings, one with the participation of the full Board).

10. Corporate Governance

      The Board Governance Committee annually reviews matters related to corporate governance, including the effectiveness of the Corporation’s governance structure and practices.

11. Management’s Responsibilities

      The Board expects the Chief Executive Officer to be primarily responsible for the operation of the business (along with other top level management), while respecting authorized financial limits set by the Board, and adhering to the Board-approved strategic plan, operational budget and corporate policies. The

Board expects to be advised by the Chief Executive Officer (or other top level management, as applicable) on a regular basis on results, and that alternative plans and strategies will be presented for Board approval as conditions evolve. The Board expects the Chief Executive Officer (along with other top level management) to maintain an efficient system for assigning responsibilities, measuring performance and awarding compensation consistent with performance. The Chief Executive Officer’s objectives are reviewed annually by the Management Development and Compensation Committee.

12.	Procedures Enabling the Board to Function Independently of Management

      The Board Chairman is separate from management, a structure that facilitates the functioning of the Board independently of management. The Lafarge North America Chairman is an elected officer of the Corporation and receives a portion of his compensation from it, but he does not participate in its day-to-day management, which is the responsibility of the Chief Executive Officer. The Board regularly schedules executive sessions of the Board, and any outside Board member may request that members of management, including related directors, be excused so that matters may be discussed without any representatives of management being present. The performance of senior management is reviewed by the Management Development and Compensation Committee annually in sessions of unrelated directors, and reported to the Board.

13. Internal Financial Controls

      The Audit Committee, which met six times in 2002, is composed of seven outside unrelated directors. The Audit Committee assists the Board in fulfilling its oversight responsibilities by reviewing the financial information provided to the Company’s stockholders and others, the systems of internal controls which management and the Board have established, the Company’s compliance with legal and regulatory requirements and performance of its internal audit function, and the overall audit process including but not limited to the independent accountant’s qualifications, practices and independence. The Committee serves as a focal point for and to facilitate open communications relating to financial, accounting, reporting and internal control matters between the Board, management, the internal auditors and the Company’s independent accountants.

14. Director Resources

      The Board has put in place a system enabling individual directors to engage an outside advisor at the expense of the Corporation in appropriate circumstances. The engagement of the outside advisors should be subject to the approval of an appropriate Committee of the Board.

15. Shareholders’ Communication

      The TSE’s Corporate Governance guidelines require that there be measures for receiving shareholder feedback and for dealing with shareholder concerns. The Corporation has a shareholders’ relations process to respond to shareholders’ questions and concerns. All communications from shareholders are referred to the appropriate corporate officer for response, consideration or action. Management promptly brings to the attention of the Board any significant issues raised by shareholders.

16. Board Mandates

      The guidelines require that there be a description of the Board Committees, their mandates and their activities. This is provided below for committees not outlined in the commentary above.

      The Executive Committee has the authority and power of the Board in the management of the business and affairs of the Corporation when the Board of Directors is not in session, except as otherwise provided by law. In practice, however, it acts only with respect to matters delegated to it by the entire Board.

      The Pension Committee administers the Corporation’s various pension plans. It regularly reviews the funding status of these plans and the performance of the managers of the assets of such plans, and makes changes in such managers when it deems it appropriate.

      The Strategy and Development Committee is responsible for reviewing the short-range and long-term strategic plans of the Corporation and for reviewing and advising the Board with respect to strategic issues, major acquisitions and dispositions of assets.

      The Finance Committee reviews and makes recommendations to the Board on financial matters.

      The Stock Option Committee administers the Corporation’s Stock Option Plan and has sole authority to grant options under that Plan.

(FRONT OF CARD)

LAFARGE NORTH AMERICA INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
MAY 6, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Bertrand P. Collomb, John D. Redfern and Philippe R. Rollier (acting by majority or, if only one be present, by that one alone), and each of them, proxies, with power of substitution in each, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of Common Stock of Lafarge North America Inc. (the “Company”) standing in the name of the undersigned on March 12, 2003, at the Annual Meeting of Stockholders to be held on May 6, 2003 in McLean, Virginia, and at any adjournment thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. HOWEVER, IF NO VOTE IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES FOR DIRECTOR WHICH MATTER IS MORE FULLY DESCRIBED IN THE PROXY STATEMENT OF WHICH THE UNDERSIGNED STOCKHOLDER ACKNOWLEDGES RECEIPT.

THIS PROXY GRANTS DISCRETIONARY AUTHORITY TO VOTE IN ACCORDANCE WITH THE BEST JUDGMENT OF THE NAMED PROXIES ON OTHER MATTERS THAT MAY COME BEFORE THE MEETING.

PLEASE VOTE, DATE AND SIGN ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

This proxy should be signed exactly as your name(s) appear(s) hereon. Joint owners should both sign. If signing as attorney, executor, guardian, or in some other representative capacity, or as officer of a corporation, please indicate your capacity or title.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

(BACK OF CARD)

[x] PLEASE MARK VOTES AS IN THIS EXAMPLE
LAFARGE NORTH AMERICA INC.				For All Nominees	With held	For All except
		1.	Election of Directors	[ ]	[ ]	[ ]
The nominees are:

Mark box at right if an address change or comment has been noted on the reverse side of this card. I PLAN TO ATTEND THE MEETING.	[ ] [ ]		MARSHALL A. COHEN BERTRAND P. COLLOMB PHILIPPE P. DAUMAN BERNARD L. KASRIEL BRUNO LAFONT PAUL W. MACAVOY	CLAUDINE B. MALONE GWYN MORGAN ROBERT W. MURDOCH BERTIN F. NADEAU JOHN D. REDFERN	JOE M. RODGERS PHILIPPE ROLLIER MICHEL ROSE LAWRENCE M. TANENBAUM GERALD H. TAYLOR

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, MARK THE “FOR ALL EXCEPT” BOX AND STRIKE A LINE THROUGH THE NAME(S) OF THE NOMINEE(S) IN THE LIST PROVIDED ABOVE.

				For	Against	Abstain

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.				[ ]	[ ]	[ ]

Please be sure to sign Date and date this Proxy.		2.	In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

Stockholder sign here Co-owner sign here

DETACH CARD					DETACH CARD

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